Filed Pursuant to Rule 433

Registration Statement No. 333-239800

Issuer Free Writing Prospectus dated January 25, 2021

Relating to Preliminary Prospectus dated October 20, 2020

Baosheng Media Group Holdings Limited

5,000,000 Ordinary Shares

This free writing prospectus relates to the initial public offering of ordinary shares of Baosheng Media Group Holdings Limited (the "Company") and should be read together with the preliminary prospectus dated October 20, 2020 (the "Preliminary Prospectus") that was included in Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-239800), which can be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1811216/000110465920116437/tm2033351d1_f1a.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Univest Securities, LLC at 212-343-8888.

Baosheng Media Group Holdings Limited Investor Presentation （ Nasdaq Ticker : BAOS ） January 2021 SEC File Number 333 - 239800

This free writing prospectus relates to the proposed public offering of ordinary shares (“Ordinary Shares”) of Baosheng Media Group Holdings Limited (“we”, “us”, or “our”) and should be read together with the Registration Statement we filed with the Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 1811216 / 000110465920116437 /tm 2033351 d 1 _f 1 a . htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Univest Securities, LLC via email : IBAssistDesk@univest . us , or contact Baosheng Media Group Holdings Limited via email : baos - ir@bsacme . com .

This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . You can find many (but not all) of these statements by the use of words such as “ approximates, ” “ believes, ”“ hopes, ” “ expects, ” “ anticipates, ” “ estimates, ” “ projects, ” “ intends, ” “ plans, ” “ will, ” “ would, ” “ should, ” “ could, ” “ may ” or other similar expressions in this prospectus . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : ● assumptions about our future financial and operating results, including revenues, income, expenditures, cash balances and other financial items ; ● our ability to execute our growth, and expansion, including our ability to meet our goals ; ● current and future economic and political conditions ; ● our ability to compete in the highly - competitive advertising service industry ; ● our capital requirements and our ability to raise any additional financing which we may require ; ● our ability to attract clients and further enhance our brand recognition ; ● the future development and spread of COVID - 19 ● our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business ; ● trends and competition in the advertising service industry ; and ● other assumptions described in this prospectus underlying or relating to any forward - looking statements . We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “ Risk Factors . ” We base our forward - looking statements on our management ’ s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward - looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise .

Baosheng Media Group Holdings Limited Initial Public Offering Nasdaq Capital Market – “BAOS” (approved subject to completion of the offering) 5,000,000 Ordinary Shares $5.00 - $6.00 $25 - 30 million ( A ssuming no exercise of over - allotment option and excluding 300,000 Ordinary Shares ) 15% 20,400,000 Ordinary Shares • Approximately 59.3% for expanding our business scale and securing authorized agency status of additional media • Approximately 18.5% for building our own network of Key Opinion Leaders (“KOLs”) • Approximately 12.2% for expanding our manpower and talent pool • Approximately 10.0% for general working capital Univest Securities, LLC See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Fiscal Year 2019 Summary Source: 1 Frost & Sullivan entitled “China Online Advertising Market Study, Independent Market Research Report” on July 2019 (the “Frost & Sullivan Report”). See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Pubang Landscape (PRC) Pubang Hong Kong (Hong Kong) CYY Holdings (BVI) EJAM Group (PRC) EJAM International (Hong Kong) EJAM BVI (BVI) An Rui Tai BVI (BVI) Deng Guan BVI (BVI) PBCY Investment (BVI) Other Shareholders Public Shareholders Baosheng Group (Cayman Islands) Baosheng BVI (BVI) Baosheng Hong Kong (Hong Kong) Beijing Baosheng (PRC) Horgos Baosheng (PRC) Baosheng Technoogy (PRC) Kashi Baosheng (PRC) 100% 100% 86.35% 13.65% 100% Pre - IPO%/ Post - IPO% （ without exercise of over - allotment option ） 32.36%/25.98% 22.55%/18.11% 9.80%/7.87% 29.41%/23.62% 5.88%/4.72% 0%/19.69% 100% 100% Offshore Onshore 100% See offering documents for further risks and disclosures. Investments may be speculative, illiquid and there is a risk of los s. 100% 100%

As an online marketing service provider, we connect advertisers and online media, helping advertisers to manage their online marketing activities in the following ways : • advising on advertising strategies, budget and choice of advertising channels • procuring ad inventory • offering ad optimization services • administrating and fine - tuning the ad placement process As an authorized agency of media, we create value to media businesses in the following ways : • identifying advertisers to buy their ad inventory • facilitating payment arrangements with advertisers • assisting advertisers in handling ad deployment logistics with media • engaging in other marketing and promotion activities aimed at educating and inducing advertisers to use online advertising See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

A dvertising Agencies (with direct access to media) A dvertising Agencies (no direct access to media) Provide access to ad inventory Gross media cost and advertising service fee $$$ Rebate and inventive $$$ (for advertising agency with rebate policy) Advertisers Media Audience Gross media cost and advertising service fee $$$ Provide access to ad inventory Deliver online ads Ad spend $$$ Provide access to ad inventory and advertising services Ad spend $$$ Provide access to ad inventory and advertising services See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Media (or its authorized agency) Baosheng Advertiser Rebates and Incentives Rebates Media (or its authorized agency) Baosheng Advertiser Cost of Procuring Ad and inventory and other advertising services Gross Fee from Advertiser See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Search ads are normally located at the top, or on the side of the search results page, or the related products of the search engine operators . Auction - based ads: mainly cost per click (“CPC”) Non - auction - based ads: mainly cost per time (“CPT”) Rebates and Incentives In - feed ads are advertisements that match the format, appearance and function of the platform upon which they appear, typically placed on short video sharing, social media and newsfeed platforms . Mainly cost per mile (“CPM”), CPC Rebates and Incentives Mobile app ads are displayed in apps with various formats such as banner ads, button ads, open screen ads, and interstitial ads . Mainly CPT, cost per acquisition (“CPA”) Net fees; Rebates and Incentives Social media ads take the form of contents appearing in the designated blogs or social media accounts with suitable target audience . Mainly CPT Net fees See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Acquiring Advertisers Pre - launch Campaign Launch and Performance Review x approach potential advertisers based on market intelligence x exploit industry connections x new businesses from existing advertisers x referrals from advertisers (including advertising agency) and media x from media directly as authorized agency x from authorized agency of (or agency having direct access with) relevant media x from influencer agency and/or other service providers (for social media marketing services only) See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

648.8 688.3 731.3 772.0 829.0 883.1 934.9 983.2 1025.7 1064.2 47.4% 50.1% 52.9% 55.5% 59.4% 63.1% 66.5% 69.7% 72.5% 75.1% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% 80.0% 0 200 400 600 800 1000 1200 2014 2015 2016 2017 2018 2019E 2020E 2021E 2022E 2023E Million Number of Internet Users Internet Penetration Rate in Total Population Source: 1 China Internet Network Information Center; National Bureau of Statistics of the PRC; Frost & Sullivan Report 556.8 619.8 695.3 742.1 817.0 870.8 924.6 975.4 1019.5 1059.9 85.8% 90.0% 95.1% 96.1% 98.6% 98.6% 98.9% 99.2% 99.4% 99.6% 75.0% 80.0% 85.0% 90.0% 95.0% 100.0% 105.0% 0 200 400 600 800 1000 1200 2014 2015 2016 2017 2018 2019E 2020E 2021E 2022E 2023E Million Number of Internet Users Mobile Internet Penetration Rate in Total Number of Internet Users

2014 2015 2016 2017 2018 2019E 2020E 2021E 2022E 2023E Mobile Advertising 37.8 85.6 131.7 217.2 322.9 456.0 613.7 797.6 998.5 1244.7 PC Advertising 114.9 126.7 127.7 134.6 148.1 159.9 169.5 179.1 185.5 186.4 0 200 400 600 800 1000 1200 1400 1600 RMB Billion Source: 1 Frost & Sullivan Report 2014 2015 2016 2017 2018 2019E 2020E 2021E 2022E 2023E Others 15.5 19.2 20.1 22.9 32.9 42.7 37.2 42.6 52.5 65.8 Social Media 10.9 15.5 19.2 26.4 36.3 48.7 79.9 101.6 124.3 151.7 Vertical Industry 12.5 16.8 19.5 25.3 33.0 41.9 50.9 61.5 72.2 83.0 Online Video 15.2 23.3 32.6 49.6 67.4 88.5 113.9 143.0 174.9 210.4 Portal&Information 11.0 15.7 17.6 21.8 26.8 35.7 43.9 53.7 67.5 80.1 Search Engine 48.5 68.1 84.3 115.4 152.6 197.7 252.2 316.5 381.2 462.2 E-commerce 39.1 53.7 66.1 90.4 122.0 160.8 205.2 257.9 311.4 377.8 Total 152.7 212.3 259.4 351.8 471.0 615.9 783.2 986.7 1184.0 1431.1 0 200 400 600 800 1000 1200 1400 1600 RMB Billion

51.8 88.2 141.7 187.8 232.2 310.9 403.3 512.2 633.4 780.2 0 100 200 300 400 500 600 700 800 900 RMB Billion Source: 1 Frost & Sullivan Report 48.5 68.1 84.3 115.4 152.6 197.7 252.2 316.5 381.2 462.2 0 50 100 150 200 250 300 350 400 450 500 RMB Billion 3.1 17.5 30.7 46.3 88.0 131.0 179.5 226.6 279.5 336.9 2.0% 8.2% 11.8% 13.2% 18.7% 21.3% 22.9% 23.2% 23.6% 23.5% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 0 50 100 150 200 250 300 350 400 RMB Billion

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

To capture the potential growth of the online advertising service market, we intend to continuously expand our advertiser base, increase the amount of advertising spend from our advertisers . S ecur ing access to popular media with authorized agency status will in turn help us attract more advertisers to use our services . This would create a virtuous cycle to fuel the growth of our advertiser and media bases . Top KOLs(Key Opinion Leaders) across various social media platforms have now become a new advertising channel for advertising campaigns . W e have years of experience in executing social media marketing campaigns and established relationships with many KOLs and their agencies . W e endeavor to monetize network s of KOLs and develop them into our own revenue generating media resources . We will expand our operation teams to serve a growing advertiser base and maintain relationships with an increasing number of media, including expansion of senior managers, teams of all the functional departments, and a global business team in the coming year . See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Experienced and Visionary Management Team



Wenxiu Zhong *Chairperson of the board and Chief Executive Officer*

- Over 14 years of experience in the advertising industry.
- Bachelor's degree in computer and application from Heibei University of Science and Technology in 2006.



Sheng Gong *National Sales Director of SEM Advertising*

- Over 10 years of experience in business development and sales and marketing in the media industry in China.
- Bachelor's degree in computer application from Beijing Jianshe University in 2004.



Zuohao Hu *Independent Director Nominee*

- Over 30 years of teaching and research experience in the field of business management.
- Currently serves as the executive associate director of the China Business Research Center at School of Economics and Management of Tsinghua University.
- Master's degree in mechanics from Zhejiang University in the PRC in 1988 and doctorate degree in economics from Kyoto University in Japan in 2000.



Yue Jin *Chief Financial Officer*

- Over 10 years of financial experience.
- Bachelor's degree in accounting from Capital University of Economics and Business in Beijing in 2003.



Yu Zhong *Independent Director Nominee*

- Over 14 years of experience in legal practice.
- Bachelor's degree in law and master's degree in law from Sun Yat-sen University in 1998 and 2005, respectively.

Adam (Xin) He *Independent Director Nominee*



- Served as the CFO for a Fortune Global 500 conglomerate, Wanda America Investment Holding Co, since May 2012.
- Bachelor's degree and master's degree in taxation from Central University of Finance and Economics in Beijing in 1993 and 2001, and a master's degree in accounting from Seton Hall University in New Jersey in 2017. Mr. Adam (Xin) He is a Certified Public Accountant both in China and in New York state.

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See offering documents for further risks and disclosures. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. W e off er marketing channels ranging from deploying search ads on search engines, short video ads on video sharing platforms, to banners ads on popular websites. The number of advertisers we served grew from 364 in 2018 to 438 in 2019, industries varying from e - commerce and online service platforms, online travel agencies, to financial services, online gaming, car services and other advertising agencies, We have strong optimalization teams serving clients to improve the return of investment of their marketing expenditures by creating, implementing and refining marketing campaigns We have been an authorized agency of Sogou since 2016, and secured the authorized agency status with additional media, such as Sogou and sm.cn , video sharing platforms such as BoBo Video and Kuaishou Video, as well as other mobile apps, browsers, and e - commerce platforms. The experience and resource of management team of company in online advertising industry make big impact, which gives us distinctive competitive advantage in the industry.

16.16 17.85 14.69 15.99 9.19 11.17 FY2018 FY2019 Million s USD Revenue , Goss Profit and N et Income Revenue Gross Profit Net Income 90.9% 89.6% 56.9% 62.6% FY2018 FY2019 Gross Margin and Net Profit Margin Gross Margin Net Profit Margin Note: Fiscal year end is December 31. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Financial Highlights



Revenue, Goss Profit and Net Income
Revenue
Gross Profit
Net Income
YoY
-10.6%
-8.5%
-8.8%
Millions USD
10.96
10.02
6.77
9.80
9.17
6.17
1H2019
1H2020 Unaudited
Revenue
Gross Profit
Net Income



Gross Margin and Net Profit Margin
Gross Margin
Net Profit Margin
YoY
+2.2 percent points
+1.3 percent points
91.4%
61.7%
93.6%
63.0%
1H2019
1H2020 Unaudited
Gross Margin
Net Profit Margin

Note: Fiscal year end is December 31.

24

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

16.16 14.69 9.19 17.85 15.99 11.17 Revenue Gross Profit Net Income Million s USD Revenue , Goss Profit and N et Income FY2018 FY2019 90.9% 56.9% 89.6% 62.6% Gross Margin Net Profit Margin Gross Margin and Net Profit Margin FY2018 FY2019 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. Note: Fiscal year end is December 31.

Financial Highlights

Revenue, Goss Profit and Net Income



Millions USD
YoY -10.6%
YoY -8.5%
YoY -8.8%
10.96
9.80
10.02
9.17
6.77
6.17
Revenue
Gross Profit
Net Income
1H2019
1H2020 Unaudited

Gross Margin and Net Profit Margin



YoY +2.2 percent points
YoY +1.3 percent points
91.4%
93.6%
61.7%
63.0%
Gross Margin
Net Profit Margin
1H2019
1H2020 Unaudited

Note: Fiscal year end is December 31.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

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See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. 89% 11% Revenue Breakdown (Fiscal Year 2019) Rebates and incentives offered by publishers Net fees from advertisers 47% 53% Revenue Breakdown by Services (Fiscal Year 2019) Revenue from SEM services Revenue from Non-SEM services Note: Fiscal year end is December 31.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. 88% 12% Revenue Breakdown (1H2020 Unaudited) Rebates and incentives offered by publishers Net fees from advertisers 86% 14% Revenue Breakdown by Services (1H2020 Unaudited) Revenue from SEM services Revenue from Non-SEM services Note: Fiscal year end is December 31.

Edric Guo COO Email: yguo@univest.us Tel: +1 - 646 - 775 - 0000 Address: 375 Park Avenue, 15th Floor New York, NY 10152 USA Investor Relations Ascent Investor Relations LLC Tina Xiao President Email: tina.xiao@ascent - ir.com Tel: +1 - 917 - 609 - 0333 Address: 733 Third Avenue, 16th Floor New York, NY 10017 USA Bookrunner Univest Securities, LLC Email: baos - ir@bsacme.com Address: Room 901, Block B Jinqiu International Building, No. 6 Zhichun Road, Haidian District, Beijing, China 100088 Issuer Baosheng Media Group Holdings Limited